Exhibit 10.1
GUARDANT HEALTH, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(EFFECTIVE JUNE 12, 2020)
In order to further align directors’ interests with those of long-term stockholders, on June 12, 2020 the Board of Directors (the “Board”) of Guardant Health, Inc. (the “Company”) approved a number of modifications to its Non-Employee Director Compensation Program (this “Program”). Specifically, the Board eliminated the cash compensation component of the Program, effective immediately, and concurrently revised the terms of the initial and annual equity awards to be granted under the Program to the Eligible Directors (as defined below) going-forward.
Eligible Directors on the Board shall be eligible to receive compensation as set forth in this Program. The compensation described in this Program shall be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such compensation, unless such Eligible Director declines the receipt of such compensation by written notice to the Company. This Program shall become effective upon the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 1 of this Program.
1.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2018 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted an Option with a value of $362,500 and a Restricted Stock Unit award with a value of $362,500 (each, an “Initial Award”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and each such award shall vest and become exercisable (as applicable) as to 25% of the Shares subject to such award on the first anniversary of such Election Date, and as to the remaining 75% of the Shares subject to such award in substantially equal installments on each monthly anniversary of the Election Date during the three-year period thereafter, subject to continued service through the applicable vesting date.
c.Annual Awards. An Eligible Director who has served on the Board for at least six months as of the date of the annual meeting of the Company’s stockholders shall be granted, on such annual meeting date, an Option with a value of $212,500 and a Restricted Stock Unit award with a value of $212,500 (together, the “Annual Awards”). Each Annual Award shall vest and become exercisable (as applicable) in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.
d.Annual Lead Independent Director Award. An Eligible Director who has served on the Board for at least six months as of the date of the annual meeting of the Company’s stockholders and who also will serve as Lead Independent Director of the Board immediately following such date shall be granted, on such annual meeting date, a Restricted Stock Unit award with a value of $45,000 (the “Annual LID Award”). Each Annual LID Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next annual meeting of the Company’s stockholders following the grant date, subject to continued service through the applicable vesting date.
e.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Initial Awards, Annual Award(s) and/or Annual LID Award shall vest in full immediately prior to (i) such Eligible Director’s Termination of Service by the Company without Cause (as defined below) or due to his/her death or Disability (as defined below) or (ii) the occurrence of a Change in Control, in each case, to the extent outstanding at such time.
f.Provisions Applicable to Awards. With respect to any Award granted under this Program:
i.The exercise price per Share with respect to an Option shall be equal to the Fair Market Value of a Share on the applicable grant date.
ii.An Option shall have a maximum term of ten years from the applicable grant date.
iii.The number of Shares subject to an Option shall be determined by dividing the value of the Option by the per share Black-Scholes valuation as of the applicable grant date, utilizing the same assumptions that the Company uses in preparation of its financial statements.
iv.The number of Shares subject to a Restricted Stock Unit award shall be determined by dividing the value by the Fair Market Value of the Company’s common stock on the applicable grant date.
2.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program shall be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
3.Certain Defined Terms.
a.“Cause” means the occurrence of any one or more of the following events unless, to the extent capable of correction, the Eligible Director fully corrects the circumstances constituting Cause within 15 days after receipt of written notice thereof:
i.the Eligible Director’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Eligible Director’s incapacity due to physical or mental illness), after a written demand for performance is delivered to the Eligible Director by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Director has not performed his or her duties;
ii.the Eligible Director’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;
iii.the Eligible Director’s material misappropriation or embezzlement of the property of the Company or any of its affiliates;
iv.the Eligible Director’s commission of, including any entry by the Eligible Director of a guilty or no contest plea to, a felony (other than a traffic violation) or other crime involving moral turpitude, or the Eligible Director’s commission of unlawful harassment or discrimination;
v.the Eligible Director’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Eligible Director of his or her fiduciary duty to the Company, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company; or
vi.the Eligible Director’s material breach of the Eligible Director’s obligations under a written agreement between the Company and the Eligible Director.
b.“Disability” means a permanent and total disability under Section 22(e)(3) of the Code.
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